Exhibit 99.13

C-III INVESTMENTS LLC
5221 North O’Connor Blvd., Suite 600
Irving, Texas 75039

October 16, 2011

ColFin GNE Loan Funding, LLC
CDCF II GNE Holding, LLC
CFI GNE Warrant Investor, LLC
2450 Broadway, 6th Floor
Los Angeles, California  90404

Ladies and Gentlemen:

Reference is made to each of:

(a)
Credit Agreement, dated as of April 15, 2011, as amended by Amendment No. 1 to Credit Agreement, dated as of July 22, 2011, and the Amendment (as defined below) (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc., as borrower (the “Borrower”), Grubb & Ellis Company, as parent guarantor (the “Parent Guarantor”), the several lenders from time to time parties thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in its capacity as administrative agent, the “Administrative Agent”);

(b)
Amendment No. 2 to Credit Agreement, dated as of the date hereof (the “Amendment”), by and among the parties to the Credit Agreement, C-III Investments LLC (“C-III”), Grubb & Ellis Equity Advisors, LLC, Grubb & Ellis Healthcare REIT II Advisor, LLC and Grubb & Ellis Landauer Valuation Advisory Services, LLC, pursuant to which the amount of available Loans under the Credit Agreement was increased by $10,000,000 to a maximum of $28,000,000;

(c)
Assignment and Assumption, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Assignment Agreement”), between C-III and ColFin GNE Loan Funding, LLC, pursuant to which ColFin GNE Loan Funding, LLC (in its capacity as a lender under the Credit Agreement, “Colony”) has agreed to assign to C-III, and C-III has agreed to purchase, certain outstanding Loans in an amount of $4,000,000, plus certain accrued interest (including PIK Amounts);

(d)	each Warrant Assignment Agreement contemplated by the Closing Mechanics Agreement described below, as the same may be amended, supplemented or otherwise modified from time to time;

(e)
that certain letter agreement, dated the date hereof (as amended, supplemented or otherwise modified from time to time, the “Exclusivity Agreement”), by and among Parent Guarantor, C-III  and Colony, regarding, among other things, an Exclusivity Period (as defined therein) for a potential strategic transaction;

(f)	Amendment to the Warrants to Purchase Shares of Common Stock of Grubb & Ellis Company, dated: April 15, 2011; April 30, 2011; May 31, 2011; June 30, 2011;

July 31, 2011; August 31, 2011; and September 30, 2011, issued by the Parent Guarantor to CFI GNI Warrant Investor, LLC (“CFI”), and as contemplated by the Closing Mechanics Agreement;

(g)
Amendment to the Warrants to Purchase Shares of Common Stock of Grubb & Ellis Company, dated: April 15, 2011; April 30, 2011; May 31, 2011; June 30, 2011; July 31, 2011; August 31, 2011; and September 30, 2011, issued by the Parent Guarantor to CDCF II GNE Holding, LLC (together with CFI, the “Warrant Holders”), and as contemplated by the Closing Mechanics Agreement; and

(h)	Closing Mechanics Agreement, dated as of the date hereof, among Colony, the Warrant Holders, the Parent Guarantor, the Borrower and C-III.

Except as otherwise provided herein, all capitalized terms used but not defined in this letter agreement shall have the meanings given to them in the Credit Agreement, and the term “Lender Documents” shall be the collective reference to the various documents and agreements described in clause (a) through (h) above, each other Loan Document and this letter agreement.  Colony and C-III are sometimes referred to herein individually as a “Lender” and collectively as the “Lenders.”

Notwithstanding anything to the contrary contained in any other Lender Document, this letter agreement shall evidence and confirm our agreement that:

1.        Prior to the Extended Maturity Date (as defined below) and notwithstanding the provisions of Section 10.1 of the Credit Agreement, neither Lender will consent to any amendment, supplement, modification or waiver of any provision of the Credit Agreement or any other Loan Document, or cause or permit the Administrative Agent to consent to any of the foregoing, without the written consent of both Lenders, in each case except for any assignment or appointment not prohibited by Section 2 or Section 6 below.  If on the Maturity Date, C-III (or any Affiliate thereof) is a party to a definitive written agreement with the Parent Guarantor and/or one or more subsidiaries of the Parent Guarantor (including, without limitation, the Borrower) relating to a Transaction (as defined in the Exclusivity Agreement), then C-III (and only C-III) shall have the right to direct the Administrative Agent, subject to any right of the Borrower to consent to such extension or postponement), to extend the Maturity Date (or to postpone any acceleration of the Loans) for up to 90 days (or 120 days, if the Transaction that is the subject of such definitive agreement involves the review and/or approval of any filings or other documentation by the U.S. Securities and Exchange Commission, the U.S. Federal Trade Commission and/or the U.S. Department of Justice), and, if so directed by C-III, but subject to any right of the Borrower to consent to such extension or postponement,  the Administrative Agent shall timely effectuate such extension.  During the continuance of any such extension, neither Lender will consent to any amendment, supplement, modification or waiver of any provision of the Credit Agreement or any other Loan Document, or cause or permit the Administrative Agent to consent to any of the foregoing, without the written consent of both Lenders, in each case except for any assignment or appointment not prohibited by Section 2 or Section 6 below.  For purposes of this Agreement, the term “Extended Maturity Date” shall mean the Maturity Date, unless C-III has instructed the Administrative Agent to extend the Maturity Date or postpone any acceleration in accordance with the provisions of this Section 2, in which event it shall mean the day which immediately follows the date upon which such extension or postponement ends.

2.        Until the earlier to occur of (a) the Maturity Date and (b) the date on which discussions between C-III or an Affiliate of C-III, on the one hand, and the Company, on the other hand, regarding a Transaction are discontinued, (1) neither Lender may sell, assign, participate or otherwise transfer all or any part of its Loans (and any accrued interest thereon) or commitment to fund under the Credit Agreement (in each case, other than to any controlled Affiliate of Colony Capital, LLC or any controlled Affiliate of Island Capital Group LLC, as applicable, that agrees in writing to be bound by the terms of this letter agreement) without the prior written consent of the other Lender and (2) neither C-III nor any Warrant Holder may sell, assign, participate or otherwise transfer all or any part of its Warrants (in each case, other than to any controlled Affiliate of Colony Capital, LLC or any controlled Affiliate of Island Capital Group LLC that agrees in writing to be bound by the terms of this letter agreement) without the prior written consent of both Lenders.

3.        Notwithstanding anything to the contrary set forth in the Registration Rights Agreement, no Party (as defined below) shall consent to (a) any amendment, modification, supplement or waiver of the Registration Rights Agreement or (b) selection of Holders Counsel (as defined in the Registration Rights Agreement), without the prior written consent of each other Party.

4.        C-III shall be designated as the lead party for negotiations with creditors, stakeholders and stockholders with respect to any Transaction during the Exclusivity Period (as defined in the Exclusivity Agreement).  In furtherance of the foregoing, until the expiration of the Exclusivity Period, none of Colony or its Affiliates will, and Colony and each Warrant Holder hereby agrees to cause each of them not to, cause or permit any of its Affiliates to, directly or indirectly, engage in any discussions with the Parent Guarantor, the Borrower (or any of their Affiliates) or any other person or entity regarding a Transaction or a Competing Transaction (as defined in the Exclusivity Agreement), except if and to the extent authorized by C-III in writing.

5.        None of C-III nor any Warrant Holder shall consent to any amendment, supplement or other modification of any term of any Closing Date Warrant, Second Amendment Effective Date Warrant or Additional Warrant retained by it, or of any document, instrument or agreement relating thereto, in each case except for any assignment not prohibited by Section 2 above, unless C-III and both Warrant Holders consent in writing thereto.

6.        Notwithstanding anything to the contrary contained in Section 9.9 of the Credit Agreement, Colony shall not resign as Administrative Agent (unless a controlled Affiliate of Colony Capital, LLC that agrees in writing to be bound by the terms of this letter agreement is appointed as successor Administrative Agent) at any time prior to the Extended Maturity Date without giving at least 60 days prior written notice to C-III (or such shorter period of time as C-III may agree).

7.        Notwithstanding anything to the contrary contained in any Lender Document or any other document, instrument or agreement delivered in connection therewith, it is understood and agreed that the goal of Colony and C-III, after giving effect to the transactions contemplated by the Lender Documents, is for each to have identical rights and interests (including, without limitation, economic interests) in the Loans, with each holding hold 50% of the sum of the Loans and the Commitments (after giving effect to the borrowing of the full Commitments) and with each holding 50% of each issue of Warrants (the “50/50 Relationship”).  Furthermore, the Parties acknowledge and agree that (x) any ultimate agreement of Colony and C-III with respect to the allocation schedule contemplated by Section 7(s) of the Amendment and (y) the accrual of interest on the Loans may have an effect on the allocation of the amounts to be paid or (in the case of additional interest accruals) the actual amount to be paid by one of them to the other on account of the transactions contemplated by the Closing Mechanics Agreement.  Accordingly, the Parties agree that, during the period between the date hereof and the date upon which the Loan under the Commitment of C-III is funded (the “Funding Date”), they shall work together in good faith to calculate any necessary adjustments to such allocation or amounts (as applicable), and each shall take such action (including, without limitation, the execution and delivery of documents, instruments and agreements and the amendment of any of the Lender Documents) as may reasonably be necessary, in order to ensure that the 50/50 Relationship exists at the Second Amendment Effective Date and at the Funding Date (including, without limitation, by reason of the Borrower borrowing less than $10,000,000.00 on the Funding Date).

8.        Except with respect to the Closing Mechanics Agreement (the terms of which would govern), the provisions of this letter agreement shall govern in the event of any conflict between any term of this letter agreement and any term of any other Lender Document.

9.        Each party to this letter agreement (a “Party”) hereby represents and warrants to the other that:

a.       Each of the Lender Documents to which such Party is a party has been duly authorized, executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

b.       Such Party is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

c.       Such Party is not subject to any requirement of applicable law, or to any contract, judgment, decree, order, rule or regulation, which could reasonably be expected to have an adverse effect upon the right or ability of such Party to comply with any term of any Lender Document which is applicable to it.

d.       There is no action, suit or proceeding pending against, or, to such Party’s knowledge, threatened against or affecting, such Party before any court or arbitrator or any governmental body, agency or official which, if adversely determined, could materially adversely affect the right or ability of such Party to perform any of its obligations under the Lender Documents.

e.       Each of the representations and warranties made by such Party in the Assignment Agreement is true and correct in all material respects.

10.      The representations and warranties set forth in Sections 13 and 14 of this letter agreement and in the Assignment Agreement shall survive the closing of the Lender Documents and the transactions contemplated thereunder.

11.      This letter agreement may be amended, modified, or supplemented only by written agreement of each Party.  The rights and obligations of C-III hereunder may not be transferred without the prior written consent of Colony and the rights and obligations of any Party hereto (other than C-III) may not be transferred without the prior written consent of C-III.

12.      The provisions of this letter agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns permitted hereby.

13.      In the event that any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction under particular circumstances, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and under such circumstances, and shall not in any manner affect such clause or provision in any other jurisdiction or other circumstances, or any other clause or provision of this letter agreement in any jurisdiction. The Parties agree that they will negotiate in good faith to replace any provision hereof so held invalid or unenforceable with a valid provision which is as similar as possible to the invalid or unenforceable provision.

14.      This letter agreement constitutes the full and complete agreement of the Parties with respect to the subject matter hereof.  The agreements and understandings in this letter agreement shall supersede any and all conflicting or otherwise inconsistent terms under any other agreement to which a Party is party.

15.      This letter agreement, and the rights and obligations of the Parties hereunder, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to the rules regarding conflict or choice of laws of such State.

16.      This letter agreement may be executed in multiple counterparts each of which shall be deemed an original and all constitute one and the same instrument. The Parties agree that this letter agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each Party of a signed signature page to this letter agreement to the other Parties.

17.      Unless otherwise provided herein, all notices, requests, demands, claims and other communications relating to this letter agreement shall be in writing.  Any such notice, request, demand, claim or other communication shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) reputable commercial overnight delivery service courier, with confirmation of receipt, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) by email transmission, with electronic confirmation, and in any case, addressed to the intended recipient as set forth below (or to such other address as may be notified to the relevant Party in accordance with the terms of this Section 17):

If to Colony or either Warrant Holder:

2450 Broadway, 6th Floor
Los Angeles, California  90404
Attn:  Todd Sammann
Email: tsammann@colonyinc.com

With a copy to:

Skadden Arps Slate Meagher & Flom, LLP
300 South Grand Avenue, Suite 3200
Los Angeles, CA 90071
Attn:  Rick C. Madden, Esq.
Email:  Rick.madden@skadden.com

If to C-III:

c/o Island Capital Group LLC
717 Fifth Avenue, 18th Floor
New York, New York 10022
Attn:  Jeffrey P. Cohen
Email:  jcohen@islecap.com

With a copy to:

Duval & Stachenfeld LLP
101 Park Avenue, 11th Floor
New York, New York 10178
Attn:  Charles Garner
Email:  cgarner@dsllp.com

[Signatures on Next Page]

If the foregoing accurately reflects the terms of our understanding with respect to the terms set forth above, please sign and return a copy of this letter agreement to us.

Sincerely,

C-III INVESTMENTS LLC

By:	Jeffrey P. Cohen
	Name:	Jeffrey P. Cohen
	Title:	President

Accepted, Acknowledged and Agreed
as of the date first set forth above:

COLFIN GNE LOAN FUNDING, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

CDCF II GNE HOLDING, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

CFI GNE WARRANT INVESTOR, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President